AMENDMENT NO. 7

TO FUND ADMINISTRATION, SERVICING

AND ACCOUNTING AGREEMENT

This AMENDMENT made as of September 16, 2025, to the Fund Administration, Servicing and Accounting Agreement dated July 1, 2019, between VICTORY CAPITAL MANAGEMENT INC., a corporation organized under the laws of the State of Delaware and having a place of business in San Antonio, Texas (the “Victory Capital”), and Victory Portfolios III, a statutory trust organized under the laws of the State of Delaware and having a place of business in San Antonio, Texas (the “Trust”).

WHEREAS, VCM and the Trusts wish to enter into this Amendment to the Agreement to update Exhibit A and Schedule A to the Agreement to reflect revisions to fund accounting services to be provided to the Trusts.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, VCM and the Trust hereby agree as follows:

1.Exhibit A to the Agreement is deleted in its entirety by the new Exhibit A attached hereto.

2.Schedule A to the Agreement is deleted in its entirety and replaced by the new Schedule A attached hereto.

3.Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.	VICTORY PORTFOLIOS III
By: /S/ MICHAEL D. POLICARPO	By: /S/ THOMAS DUSENBERRY
Name: Michael D. Policarpo	Name: Thomas Dusenberry
Title: President, Chief Financial Officer and Chief	Title: President
Administrative Officer

EXHIBIT A

LISTING OF THE FUNDS AND FEES

NAME OF FUND	FEE RATE
Aggressive Growth Fund	0.15%
Aggressive Growth Fund – Institutional Shares	0.10%
Capital Growth Fund	0.15%
Capital Growth Fund – Institutional Shares	0.10%
California Bond Fund	0.15%
California Bond Fund – Class A	0.15%
California Bond Fund – Institutional Shares	0.10%
Cornerstone Conservative Fund	0.00%
Cornerstone Moderately Conservative Fund	0.15%
Cornerstone Moderate Fund	0.15%
Cornerstone Moderately Aggressive Fund	0.15%
Cornerstone Aggressive Fund	0.15%
Cornerstone Equity Fund	0.00%
Emerging Markets Fund	0.15%
Emerging Markets Fund – Institutional Shares	0.10%
Extended Market Index Fund	0.15%
Global Equity Income Fund	0.15%
Global Managed Volatility Fund	0.15%
Global Managed Volatility Fund – Institutional Shares	0.05%
Government Securities Fund	0.15%
Government Securities Fund – Institutional Shares	0.10%
Government Securities Fund – R6 Shares	0.05%
Growth & Income Fund	0.15%
Growth & Income Fund – Institutional Shares	0.10%
Growth and Tax Strategy Fund	0.15%
Growth and Tax Strategy Fund – Class A	0.15%
Growth and Tax Strategy Fund – Class C	0.15%
Growth and Tax Strategy Fund – Institutional Shares	0.10%
Growth Fund	0.15%
Growth Fund – Institutional Shares	0.10%
High Income Fund	0.15%
High Income Fund – Institutional Shares	0.10%
High Income Fund – R6 Shares	0.05%
Income Stock Fund	0.15%
Income Stock Fund – Institutional Shares	0.10%
Income Fund	0.15%
Income Fund – Class A	0.15%
Income Fund – Institutional Shares	0.10%
Income Fund – R6 Shares	0.05%
Core Plus Intermediate-Term Bond Fund	0.15%
Core Plus Intermediate-Term Bond Fund – Class A	0.15%

Core Plus Intermediate-Term Bond Fund – Class C	0.15%
Core Plue Intermediate-Term Bond Fund – Institutional	0.10%
Shares
Core Plus Intermediate-Term Bond Fund R6 Shares	0.05%
International Fund	0.15%
International Fund – Institutional Shares	0.10%
International Fund – R6 Shares	0.05%
Money Market Fund	0.10%
Nasdaq-100 Index Fund	0.15%
Nasdaq-100 Index Fund – Class A	0.15%
Nasdaq-100 Index Fund – Class C	0.15%
Nasdaq-100 Index Fund – Institutional Shares	0.10%
Nasdaq-100 Index Fund – R6 Shares	0.05%
New York Bond Fund	0.15%
New York Bond Fund – Class A	0.15%
New York Bond Fund – Institutional Shares	0.10%
Precious Metals and Minerals Fund	0.15%
Precious Metals and Minerals Fund – Class A	0.15%
Precious Metals and Minerals Fund – Institutional Shares	0.10%
500 Index Fund	0.06%
500 Index Fund Reward Shares	0.06%
Science & Technology Fund	0.15%
Science & Technology Fund – Class A	0.15%
Short-Term Bond Fund	0.15%
Short-Term Bond Fund – Class A	0.15%
Short-Term Bond Fund – Institutional Shares	0.10%
Short-Term Bond Fund – R6 Shares	0.05%
Small Cap Stock Fund	0.15%
Small Cap Stock Fund – Institutional Shares	0.10%
Target Managed Allocation Fund	0.05%
Target Retirement Income Fund	0.00%
Target Retirement 2030 Fund	0.00%
Target Retirement 2040 Fund	0.00%
Target Retirement 2050 Fund	0.00%
Target Retirement 2060 Fund	0.00%
Tax Exempt Intermediate-Term Fund	0.15%
Tax Exempt Intermediate-Term Fund – Class A	0.15%
Tax Exempt Intermediate-Term Fund – Institutional Shares	0.10%
Tax Exempt Long-Term Fund	0.15%
Tax Exempt Long-Term Fund – Class A	0.15%
Tax Exempt Long-Term Fund – Institutional Shares	0.10%
Tax Exempt Money Market Fund	0.10%
Tax Exempt Short-Term Fund	0.15%
Tax Exempt Short-Term Fund – Institutional Shares	0.10%
Tax Exempt Short-Term Fund – Class A	0.15%
Treasury Money Market Trust	0.10%
Ultra Short-Term Bond Fund	0.15%
Ultra Short-Term Bond Fund – Class A	0.15%

Ultra Short-Term Bond Fund – Institutional Shares	0.10%
Ultra Short-Term Bond Fund – R6 Shares	0.05%
Value Fund	0.15%
Value Fund – Institutional Shares	0.10%
Virginia Bond Fund	0.15%
Virginia Bond Fund – Institutional Share	0.10%
Viginia Bond Fund – Class A	0.15%
Sustainable World Fund	0.15%
Sustainable World Fund – Class A	0.15%
Sustainable World Fund – Institutional Shares	0.10%

Dated: September 17, 2024

(a)The Trust shall pay Victory Capital a fee for each Fund, payable monthly in arrears, computed as a percentage of the average net assets of the Fund for such month at the rate set forth in this Exhibit.

(b)The “average net assets” of the Fund for any month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Fund, determined in accordance with procedures established from time to time by or under the direction of the Board of Trustees of the Trust, for each calendar day of such month, by (ii) the number of such days.

SCHEDULE A

to the ADMINISTRATION, SERVICING AND ACCOUNTING AGREEMENT

ADMINISTRATION SERVICES

Victory Capital will provide all administrative services required for the operation of the business and affairs of the Trust, other than any additional service not set forth in this Agreement which the Trust requests Victory Capital to provide and which Victory Capital declines to provide in writing. Subject to the foregoing, Victory Capital’s responsibilities include, but are not limited to, the following services:

1.Furnish without cost to the Trust, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Trust’s needs with respect to the Funds.

2.Calculate contractual Trust expenses and make and control all disbursements for the Trust, subject to review and approval of an officer of the Trust or other authorized person including administration of trustee and vendor fees and compensation on behalf of the Trust;

3.Calculate all capital gain and distribution information relating to the Funds and their shareholders of record (“Shareholders”) and coordinate as necessary with the Trust’s transfer agent with respect to, among other things, the payment of dividends and other distributions to Shareholders;

4.Prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the Shares with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Funds and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Funds and the Shares with state securities authorities to enable each Fund to make a continuous offering of its Shares;

5.Prepare drafts of the annual report to Shareholders and semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trust’s Form N-CEN; and file all required notices pursuant to Rule 24f-2;

6.Oversee the typesetting services provided by the sub-administrator for annual and semi-annual reports for each Fund, including the review and sign-off of typeset reports, and the delivery of typeset reports to the designated financial printer.

7.Calculate performance data of the Funds for dissemination to information services covering the investment company industry;

8.Prepare and file the Trust’s tax returns, including federal, state, local and excise tax returns, issue all tax-related information to Shareholders, including IRS Form - 1099 and other applicable tax forms;

9.Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to the Services, except as otherwise provided in this Agreement) upon designation as such by the Boards, including a Treasurer and Anti-Money Laundering Compliance Officer and Identity Theft Officer;

10.Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

11.Monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

12.Assist the Trust in developing portfolio compliance procedures for each Fund;

13.Perform daily compliance testing to monitor adequacy of securities earmarked as collateral for portfolio securities per instructions from the Adviser;

14.Provide daily and periodic compliance monitoring services incorporating certain portfolio compliance procedures, which include, among other matters, compliance with investment restrictions imposed by the 1940 Act, each Fund’s investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund’s accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), and notify appropriate Fund officers and investment adviser of mark-to-market issues pursuant to Board-approved procedures. Victory Capital will also provide the Board with reports summarizing its compliance reviews;

15.Provide assistance and guidance to the Trusts with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Trusts and assisting in strategic planning in response;

16.Provide appropriate assistance with respect to audits conducted by the Funds’ independent auditors, including compiling data and other information as necessary;

17.Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing;

18.Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s), as requested;

19.Maintain corporate records on behalf of the Trust, including, but not limited to, minute books, the governing Trust documents and By-Laws;

20.To assist the Trust in connection with its obligations under Sections 302 or 906 of the Sarbanes-

Oxley Act of 2002, Rule 30a-2 under the 1940 Act, or any other related law or regulation (collectively, “SO Laws” and such forms, collectively, “Reports”), internally establish and maintain its own controls and procedures (“Victory Capital internal controls”) designed to ensure that information recorded, processed, summarized, or reported by Victory Capital on behalf of the Trust and included in Reports is (a) recorded, processed, summarized, and reported by Victory Capital within the time periods specified in the SEC’s rules and forms and the Trust’s Disclosure Controls and Procedures (“DCPs”), and (b) communicated to the relevant Certifying Officers consistent with the Trust DCPs.

Solely for the purpose of providing any Certifying Officer with a basis for certification, Victory Capital will (i) provide a sub-certification with respect to the Services during any fiscal period in which Victory Capital served as financial administrator to the Trust consistent with the requirements of the certification required under SO Laws and/or (ii) inform the Certifying Officers of any reason why all or part of such certification would be inaccurate. In rendering any such sub-certification, Victory Capital may (a) limit its representations to information prepared, processed and reported by Victory Capital; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all Other Providers to the Trust, and compliance by such officers and agents with the Trust DCPs; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s).

The Trust shall assist and cooperate with Victory Capital (and shall cause its officers, and Other Providers to assist and cooperate with Victory Capital) to facilitate the delivery of information requested by Victory Capital in connection with the preparation of the Trust’s Form N-CSR (and such other reports designated by the SEC in the future), including Trust financial statements, so that Victory Capital may submit a draft Report to the Trust’s Disclosure Controls and Procedures Committee (“Fund DCP Committee”) prior to the date the relevant Report is to be filed.

The Certifying Officers and the Chief Compliance Officer of the Trust shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee at least 10 days prior to the date the relevant report is to be filed. At the request of the Trust or its Certifying Officers, Victory Capital shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications, SSAE-16/SOC 1 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents. Victory Capital shall provide all administrative services that are necessary and appropriate for the Trust to comply with its obligations under SO Laws. The Trust shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Trust DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Trust's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by Victory Capital (in order to print, distribute and/or file the same hereunder), (b) evaluation of the effectiveness of the design and operation of the Trust DCPs, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and

(c)ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws;

21.Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month;

22.Prepare and file monthly holdings reports on Form N-MFP with the SEC, as required;

23.Provide Rule 18f-4 compliance support for Funds relying on “Limited Derivatives User” Exemption (“Derivatives Lite”)

a.Daily monitoring and reporting of derivative exposure levels

b.Monthly exposure calculation reporting on Form N-PORT (Item B.9)

24.Provide Rule 18f-4 compliance support Non-Exempt Funds that use more than a minimum amount of derivatives (“Standard”) including, among other things:

a.Daily Value at risk (VaR) calculations and reporting

b.Monthly VaR reporting on Form N-PORT (Item B.10)

c.VaR stress testing and backtesting

d.Form N-RN filing coordination, ad hoc, as directed by the client

25.Prepare Tailored Shareholder Reporting (“TSR”) production and filing (semi-annual);

26.Notify the Adviser and counsel to the Trust of all documents filed by Victory Capital with the SEC;

27.Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Boards;

28.Coordinate, subject to review by counsel to the Trust, (i) the annual update to the Trust’s registration statement on Form N-1A, (ii) other amendments to the Trust’s registration statement and supplements to its Prospectus and Statement of Additional Information, (iii) Notices of Annual or Special Meetings of Shareholders of the Trust and proxy materials relating thereto, (iv) information statements relating to sub-advisers and file same with the SEC upon the request of the Trust or counsel to the Trust;

29.Provide financial information for (i) the annual updates to the Trust’s registration statement on Form N-1A; (ii) supplements to the Trust’s Prospectuses and SAIs; and (iii) such other filings as necessary from time to time;

30.Coordinate with Other Providers the preparation of, with the assistance and approval of counsel to the Trust and officers, drafts of communications to Shareholders, including the annual report to Shareholders and prepare drafts of the certified semi-annual report for each Fund;

31.Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with any annual and special meetings of Shareholders, if one is held;

32.Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds’ semi-annual and annual reports to Shareholders;

33.Oversee the activities of and administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser, investment sub-advisers, distributors, custodian, transfer agents and other vendors;

34.Administer any lines of credit maintained on the Trust’s behalf for temporary borrowing purposes and the operation of the Funds’ interfund lending program;

35.Administer the Trust’s securities lending program;

36.Coordinate the implementation of service arrangements covered by any shareholder service plans adopted by the Board, if any, with the financial institutions that serve, or propose to serve, as shareholder services agents thereunder (“Shareholder Service Agents”); review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; and coordinate and assist in the Trust’s execution and delivery of shareholder service agreements;

37.Assist the Trust and provide on-site personnel in preparing responses to and providing documents for routine regulatory examinations or investigations; and coordinate with and take instructions from counsel to the Trust in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates;

38.Prepare for Board meetings by (i) preparing and coordinating collection of the relevant sections of the Board materials pertaining to the responsibilities of Victory Capital and the various service providers, (ii) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (iii) attending Board meetings, and (iv) performing such other Board meeting functions as agreed by the parties;

39.Not less frequently than annually (a) review the business of the Trust and the Services and the adequacy of the administrative services to satisfy applicable laws and rules and the business needs of the Trust and (b) determine whether additional or supplemental services are necessary for the operation of the Funds; inform the Board of the Trust how these additional or supplemental services, if any, shall be provided and what additional costs and fees would be associated with same;

40.Provide daily and periodic compliance monitoring services with respect to Rule 22c-2, the Funds' market timing policies and procedures; implement and maintain Shareholder Information Agreements with financial intermediaries and request necessary information from financial intermediaries. The Administrator will use commercially reasonable efforts to make sure the Funds comply with Rule 22c-2. The Administrator has established policies and procedures reasonably designed to accomplish this and will provide the Board with quarterly results of market timing reviews or more frequent reports if requested. The Administrator will oversee the Funds’ transfer agents with regard to the Rule 22c-2 Services Agreement and will oversee any other party with which the Administrator subcontracts with regard to the Services under this Agreement;

41.Administer the operation of the Trust’s liquidity risk management program adopted pursuant to Rule 22e-4. The Administrator will use commercially reasonable efforts to make sure the Funds comply with Rule 22e-4 and will engage the services of any outside service s to provide such services which are, in the Administrator’s opinion, reasonably necessary and advisable to support ongoing compliance with the requirements of Rule 22e-4. Together with Citi personnel or the personnel of another service provider, the Administrator will supply the necessary personnel to form the Liquidity Committee or other body that is designated to oversee the program;

42.Assist the Trust in selecting and coordinating the activities of the other agents engaged by the Trust with respect to the Funds, including without limitation the Trust’s custodian, independent auditors and legal counsel;

43.Provide such other services as the parties may from time to time agree in writing.